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Exhibit 99.2

PRESS RELEASE                                        For Immediate Release
CONTACT:                                             August 13, 1999
Mary Kuramoto, Corporate Communications
(513) 763-1393


                     KENDLE ADOPTS SHAREHOLDER RIGHTS PLAN

Cincinnati, Ohio -- Kendle International Inc. (NASDAQ: KNDL), a leading full-service clinical development organization headquartered in Cincinnati, Ohio, announced today that its Board of Directors adopted a Shareholder Rights Plan to protect against certain types of takeover practices that could deprive Kendle shareholders of the fair value of their shares.

Kendle's Plan provides that, in the event any person or entity acquires 15% or more of the Company's outstanding Common Stock, shareholders of the Company will be entitled to purchase shares of Kendle Common Stock, or on certain instances shares of the acquiror, at a discounted price. The Rights Plan is not being adopted in response to any specific offer or effort to acquire control of Kendle.

"The adoption of the Rights Plan is part of an ongoing effort by the Kendle Board of Directors to protect and maximize the value of our shareholders' investment in the Company," said Kendle CEO, Dr. Candace Kendle. "We believe that Kendle's solid performance, its ongoing progress in penetrating the growing outsourcing market and its positive future prospects are not adequately reflected in the current price of its stock. The Rights Plan is designed to assure that shareholders are not denied their rights to share in the Company's long-term growth potential through an opportunistic, undervalued bid for the Company."

A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's shareholders.

Kendle, which currently employs more than 1,200 associates worldwide, is an international contract research organization that provides integrated clinical research and drug development services on a contract basis to the pharmaceutical and biotechnology industries.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, actual operating performance, the ability of the combined businesses to be integrated with Kendle's current operations, the ability to penetrate new markets, the ability of joint venture businesses to be integrated with Kendle's current operations, and the ability to maintain large client contracts or to enter into new contracts. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and S-1.


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